Exhibit 19.1

PROCEDURES AND GUIDELINES GOVERNING SECURITIES TRADES BY INSIDERS	Date Revised	March 2, 2026
	Revision #	16
	Department	Legal Department

PLUG POWER INC.

PROCEDURES AND GUIDELINES

GOVERNING SECURITIES TRADES BY INSIDERS

(“Insider Trading Policy”)

I.	PURPOSE

Plug Power Inc., along with its subsidiaries or affiliates (the “Company”)  seeks to prevent the misuse of material, non-public information about the Company, insider trading in securities, and the severe consequences associated with violations of insider trading laws. In order to comply with federal and state securities laws governing insider trading, the Company has adopted an insider Trading Policy which consists of: (i) a Statement Of Company Policy on Insider Trading And Disclosure (the “Insider Trading Statement”) distributed to all employees and (ii) these procedures and guidelines (this “Insider Trading Policy”) governing securities trading by all of the Company’s directors, executive officers (as defined by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and certain persons coming into contact with material non-public information about the Company (“Insiders”).

II.	SCOPE

This Insider Trading Policy regulates securities trades by:

(i)	Insiders;
(ii)

all “Family Members” (“Family Members”) are (a) spouses or domestic partners, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household, (b) children or a spouse’s children who do not reside in the same household but are financially dependent on the Insider, (c) any other family members who do not reside in the household but whose transactions are directed by the Insider, and (d) any other individual over whose account the Insider has control and to whose financial support the Insider materially contributes. (Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill.);

(iii)	all persons who execute trades on behalf of Insiders;

PROCEDURES AND GUIDELINES GOVERNING SECURITIES TRADES BY INSIDERS	Date Revised	March 2, 2026
	Revision #	15
	Department	Legal Department

(iv)

all trusts, family partnerships and other types of entities formed for the Insider’s benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities; and

(v)

investment funds and other types of entities over which Insiders have the ability to influence or direct investment decisions concerning securities; provided however, that this Insider Trading Policy shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and an Insider has hereby represented to the Company that such Insider’s affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, non-public information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities (the persons covered by clauses (ii), (iii), (iv), and (v) above are hereinafter referred to as “Affiliated Persons”).

Insiders are responsible for ensuring compliance with this Insider Trading Policy and the Insider Trading Statement by all of their Affiliated Persons. This Insider Trading Policy continues to apply to Insiders and all of their Affiliated Persons even after such Insider terminates employment or other services to the Company, for so long as the Insider continues to possess material, non-public information regarding the Company.

This Insider Trading Policy applies to any and all transactions in the Company’s securities, including its common stock and options to purchase common stock (as described in more detail in Section V.E hereof), whether made by or on behalf of the Insider, and any other type of securities that the Company may issue, such as preferred stock, notes, bonds, convertible debentures, warrants and exchange-traded options or other derivative securities.

In addition to the Insider Trading Statement, this Insider Trading Policy will be delivered to all Insiders upon its adoption by the Board of Directors and to all new Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of the Insider Trading Policy, each Insider must sign an

PROCEDURES AND GUIDELINES GOVERNING SECURITIES TRADES BY INSIDERS	Date Revised	March 2, 2026
	Revision #	15
	Department	Legal Department

acknowledgment that he or she has received a copy and agrees to comply with the terms of this Insider Trading Policy and the Insider Trading Statement. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of these procedures and guidelines and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Insider Trading Policy and the Insider Trading Statement. As discussed in Section VI.B, sanctions for individuals employed by the Company also may include demotion or other disciplinary actions, including termination of employment if the Company believes this Insider Trading Policy or the Insider Trading Statement has been violated. Insiders will be required by the Company to certify compliance with this Insider Trading Policy and the Insider Trading Statement on an annual basis.

The Company may change these procedures or adopt such other procedures in the future which it considers appropriate to carry out the purposes of its Insider Trading Policy. Notice of any changes to these procedures will be delivered by the Company to Insiders by electronic mail (or other delivery option determined by the Compliance Officer (as defined below) or his designee). An Insider will be deemed to have received and agreed to revisions of the Insider Trading Policy when such revision has been delivered to the Insider by electronic mail (or other delivery option used by the Company) by the Compliance Officer or his designee. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

III.	WHO IS THE INSIDER TRADING COMPLIANCE OFFICER?

The Company has designated Gerard L. Conway, Jr., the Company’s General Counsel as its Insider Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders and their Affiliated Persons in accordance with the procedures set forth in Section V.D below, except that with respect to proposed trades by the Compliance Officer, all such trades must be approved by the Company’s Chief Financial Officer, Paul B. Middleton. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

IV.	WHAT IS INSIDER TRADING?

It is generally understood that, with respect to the Company and its securities, Insiders are prohibited from doing the following:

1.Trading in the Company’s securities, or having others trade in the

PROCEDURES AND GUIDELINES GOVERNING SECURITIES TRADES BY INSIDERS	Date Revised	March 2, 2026
	Revision #	15
	Department	Legal Department

Company’s securities on the Insider’s behalf, while in possession of material, non-public information concerning the Company. An example of this would be a purchase of Company securities at a time when the Company has completed its financial statements for a quarter but has not yet issued its earnings release. (See “Trading Windows” Section V.C).

2.Communicating material, non-public information concerning the Company to others who may then trade in the Company’s securities or pass the information on to others who may trade in the Company’s securities. Such conduct, also known as “tipping,” can result in liability for the Insider who communicated such information (even if the Insider does not actually trade himself or herself or does not benefit financially from the trade) and for the person who received the information if he or she acts on such information or passes it on to others who may act on it and receives a personal benefit from such action.

3.Trading, or having others trade on the Insider’s behalf, in the securities of another company with respect to which the Insider has material, non-public information that he or she obtained in the course of his or her employment or communicating such information to others.

4.Giving trading advice of any kind about the Company except that the Insider should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Policy.

A.	WHAT IS “MATERIAL” INFORMATION?

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following are examples of types of information that should be reviewed carefully to determine whether they are material:

●	financial results for the quarter or year-end or potential restatements of such results;
●	financial forecasts, including forecasts regarding future revenue, cash flow, earnings or losses, or other financial guidance or changes in forecasts or estimates or unusual gains or losses;
●	significant changes in the Company’s prospects or award or loss of a significant contract;
●	potential mergers, acquisitions, tender offers, joint ventures or changes in assets

PROCEDURES AND GUIDELINES GOVERNING SECURITIES TRADES BY INSIDERS	Date Revised	March 2, 2026
	Revision #	15
	Department	Legal Department

or proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;

●	a cybersecurity risks or incident, including vulnerabilities and breaches;
●	changes in control or in management or the board of directors;
●	actual or threatened litigation or government investigations or major developments in such matters;
●	new products or discoveries, or developments regarding customers, suppliers or financing sources (e.g., the acquisition or loss of a contract);
●	change in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
●	significant write-downs in assets or increases in reserves;
●	major changes in accounting methods or policies;
●	changes in debt ratings;
●	potential defaults under the Company’s credit agreement(s) or indentures, or the existence of material liquidity deficiencies;
●	offerings of or events relating to the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities); and
●	bankruptcies or receiverships.

The information may relate to the Company itself or involve the Company’s suppliers, partners, customers, or acquisition targets. The Securities and Exchange Commission has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in price of the Company’s securities. When in doubt about whether particular non-public information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material and make decisions regarding your actions accordingly.

B.	WHAT IS “NON-PUBLIC” INFORMATION?

Material information is “non-public” if it has not been disseminated in a manner making it available to investors generally. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the Securities and Exchange Commission, the distribution of a press

PROCEDURES AND GUIDELINES GOVERNING SECURITIES TRADES BY INSIDERS	Date Revised	March 2, 2026
	Revision #	15
	Department	Legal Department

release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. While it is not possible to identify all information that would be deemed “non-public,” the following items are examples of types of information that may be considered non-public:

•	corporate developments not announced in the company's press releases or periodic disclosures;
•	information made available to only a select group of analysts, brokers, or institutional investors; and
•	undisclosed facts that confirm or disprove widely circulated rumors.

Before a person can trade, there also  must be adequate time for the market as a whole to digest the information that has been disclosed. For the purposes of this policy, information will be considered public after the close of trading on the second full trading day following the Company’s public release of the information.

C.	CONSULT THE COMPLIANCE OFFICER FOR GUIDANCE

Any Insiders who are unsure whether the information that they possess is material or non-public should consult the Compliance Officer for guidance. Remember: Insiders must obtain prior approval of all trades in Company securities made by themselves or any of their Affiliated Persons from the Compliance Officer in accordance with the procedures set forth in Section V.D below even if they are not aware of any material, non-public information.

V.	STATEMENT OF INSIDER TRADING POLICY AND PROCEDURES
A.	WHAT ACTIVITIES ARE PROHIBITED?

1.No director, officer or employee (or any Affiliated Persons of such director, officer or employee), whether for your account or for the account of another, may trade in Company securities while possessing material, non-public information concerning the Company. It does not matter that there is an independent, justifiable reason for a purchase or sale; if the director, officer or employee has material, non-public information, the prohibition still applies. The only exception to this general prohibition is for trades that are effected pursuant to a written contract, instruction or plan that complies with Rule 10b5-1 of the Exchange Act (a “Rule 10b5-1 Plan”) and that has been pre-approved by the Compliance Officer in accordance with Section V.E (a “Pre-Approved Rule 10b5-1 Plan”).

2.No director, officer or employee may disclose material, non-public information concerning the Company to any outside person (including family members, personal financial advisors, analysts, individual investors or members of the investment community and news media), unless required as part of that director’s, officer’s or employee’s regular duties for the Company or authorized by the Compliance Officer. Additionally, no employee, officer or director of the

PROCEDURES AND GUIDELINES GOVERNING SECURITIES TRADES BY INSIDERS	Date Revised	March 2, 2026
	Revision #	15
	Department	Legal Department

Company may make any comments or postings about the Company in any Internet chat rooms, bulletin boards or websites, or respond to comments or postings about the Company made by others. The restriction applies whether or not a person identifies himself or herself as associated with the Company.

3.No director, officer or employee may give trading advice of any kind about the Company to anyone while possessing material, non-public information about the Company, except that directors, officers and employees should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all directors, officers and employees from giving trading advice concerning the Company to third parties even when the director, officer or employee does not possess material, non-public information about the Company.

4.No director, officer or employee may (a) trade in the securities of any other public company while possessing material, non-public information concerning that company obtained in the course of service as a director, officer or employee, (b) “tip” or disclose such material, non-public information concerning such other public company to anyone, or (c) give trading advice of any kind to anyone concerning such other public company while possessing such material, non-public information about that company. If an Insider’s work regularly involves handling or discussing confidential information of one of the Company’s partners, suppliers or customers, the Insider should consult with the Compliance Officer before trading in any of that company’s securities.

B.	WHAT ARE THE SPECIAL TRADING RESTRICTIONS APPLICABLE TO INSIDERS?

No Trading Except During Windows. No Insider may trade in Company securities outside of the applicable “trading windows” described in Section V.C, other than pursuant to a Pre-Approved Rule 10b5-1 Plan.

All Trades Must be Pre-cleared by the Compliance Officer. Other than pursuant to a Pre-Approved Rule 10b5-1 Plan, no Insider may trade in Company securities (including trades made by their Affiliated Persons) unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth in Section V.D below. Insiders who receive permission to trade must complete their trade within three (3) business days after permission is granted and within the current trading window. See Section V.D for procedures governing the completion of a trade. For clarification, “trades” include direct or indirect purchase or sale of company securities, transfers, gifts, pledges, or loans of company securities, and transactions by spouses and other Family Members.

PROCEDURES AND GUIDELINES GOVERNING SECURITIES TRADES BY INSIDERS	Date Revised	March 2, 2026
	Revision #	15
	Department	Legal Department

Prohibited Transactions.

•

No Short Sales. No Insider (or their Affiliated Persons) may sell any securities of the Company that are not owned by such person at the time of the sale (a “short sale”). Also, no such person may buy or sell puts, calls or options in respect of the Company’s securities at any time.

•

No Purchase or Sales of Derivative Securities or Hedging Transactions. No Insider (or their Affiliated Persons) may buy or sell puts, calls, or other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.

•

No Purchases on Margin. No Insider (or their Affiliated Persons) may purchase any securities of the Company with money borrowed from a bank, brokerage firm, or other person for the purpose of purchasing securities or use the Company’s securities as collateral in a margin account.

•	No Pledges. No Insider (or their Affiliated Persons) may pledge Company securities as collateral for a loan (or modify an existing pledge).
•

Gifts and Other Distributions in Kind. No Insider may donate or make any other transfer of Company securities without consideration when the Insider is not permitted to trade unless the donee agrees not to sell the shares until the Insider is permitted to sell. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Insider Trading Policy.

Post Termination Trading. This Policy continues to apply to transactions in the Company’s securities even after the individual has terminated employment or other services to the Company. If the individual is aware of material non-public information when employment or service relationship terminates, he/she may not trade in the Company’s securities until that information has become public or is no longer material.

PROCEDURES AND GUIDELINES GOVERNING SECURITIES TRADES BY INSIDERS	Date Revised	March 2, 2026
	Revision #	15
	Department	Legal Department

C.	WHEN ARE THE TRADING WINDOWS?

After obtaining trading approval from the Compliance Officer in accordance with the procedures set forth in Section V.D below, Insiders may trade in Company securities only during the four trading windows. Unless otherwise advised, the four (4) trading windows consist of the periods that begin on the third business day after the Company’s issuance of a  press release regarding quarterly or annual earnings and end fifteen (15) calendar days prior to the end of the current fiscal quarter. However, from time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and may not be publicly disclosed. While such material non-public information is pending, the Compliance Officer may designate, from time to time, a “Special Closed Window” during what would be a permitted trading window. During a Special Closed Window, designated Insiders (which could be all Insiders or a subset of them) may not trade in the Company’s securities. The Compliance Officer may also impose a Special Closed Window on Insiders or a subset of them to prohibit trading in the securities of other companies, including specified peers or competitors of the Company. The imposition of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Insider Trading Policy to be material non-public information about the Company.

D.	PROCEDURES FOR APPROVING TRADES BY INSIDERS

Insiders. Other than pursuant to a Pre-Approved Rule 10b5-1 Plan, no Insider may trade in Company securities until:

a.The Insider has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s). To provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days before the intended trade date;

b.The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that:

(i)	the Insider is not in possession of material, non-public information concerning the Company, and

PROCEDURES AND GUIDELINES GOVERNING SECURITIES TRADES BY INSIDERS	Date Revised	March 2, 2026
	Revision #	15
	Department	Legal Department

(ii)	to the Insider’s best knowledge, the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act; and

c.The Compliance Officer has approved the trade(s) and has certified his approval in writing.

For the purposes of this Section V.D, notification or certification in writing may be made via a digitally-signed e-mail.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades requested by Insiders. The Compliance Officer may reject any trading requests at his sole reasonable discretion.

Completion of Trades. The Insider must place the proposed trade within three (3) business days after permission is granted and within the current Trading Window (e.g., in the case of a transaction conducted through a broker, the “trade” date must occur within such three business day period and within the current Trading Window). The third party effecting transactions on behalf of the Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

Notification of Brokers of Insider Status. Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Insider or any of their affiliates has been precleared by the Company; and (c) the broker is to provide transaction information to the Insider and/or Compliance Officer on the day of a trade.

E.	EXCEPTION FROM APPROVAL OF TRADES BY INSIDERS: PRE- APPROVED RULE 10b5-1 PLANS

No Compliance Officer Approval for Transactions Effected Pursuant to Pre-Approved Rule 10b5-1 Plans. Transactions effected pursuant to a Pre-Approved Rule 10b5-1 Plan will not be subject to the Company’s approval procedures or trading windows as described above and you are not required to complete the Stock Transaction Request Form in connection with such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet specified requirements. A trading plan, arrangement or instruction that meets the requirements of the SEC’s Rule 10b5-1 enables Insiders to trade in Company securities outside of our trading windows, even when in possession of material non-public information.

PROCEDURES AND GUIDELINES GOVERNING SECURITIES TRADES BY INSIDERS	Date Revised	March 2, 2026
	Revision #	15
	Department	Legal Department

Requirements for Qualified Rule 10b5-1 Plans. The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.

F.	EMPLOYEE BENEFIT PLANS

401(k) Plan. The trading prohibitions and restrictions set forth in this Policy do not apply to investments in Company stock through the Company’s 401(k) plan transacted by automatic payroll deductions because the employee does not make any investment decisions with respect to such payroll deductions. However, any changes in investment election regarding the Company’s stock in a 401(k) plan or any transactions in a 401(k) plan that are not automatic, such as the employee’s decision to invest more (or less) money in Company stock, or sell investments in Company stock, are not exempted.

Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic wage withholding or automatic payroll contributions by the Company or employees to the Company’s Employee Stock Purchase Plan which is used to purchase Company securities pursuant to the employees’ advance instructions. However, no Insider may alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan while in the possession of material, non-public information, other than pursuant to a Pre-Approved Rule 10b5-1 Plan. Any sale of securities acquired under  such plan is subject to the prohibitions and restrictions of this Insider Trading Policy.

Stock Option Plan. The exercise of an option to purchase securities of the Company for cash is not subject to the procedures outlined above. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, the securities so acquired are subject to the above procedures and all other requirements of this Insider Trading Policy. In particular, such securities may not be sold by Insiders except during a trading window, after authorization from the Compliance Officer has been received, other than pursuant to a Pre-Approved Rule 10b5-1 Plan. “Cashless exercise” of options through a broker is covered by this Insider Trading Policy and therefore requires authorization from the Compliance Officer for Insiders.

Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in this Policy do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with this Insider Trading Policy.

PROCEDURES AND GUIDELINES GOVERNING SECURITIES TRADES BY INSIDERS	Date Revised	March 2, 2026
	Revision #	15
	Department	Legal Department

G.	POST TRADE REPORTING

Insiders are required to report to the Compliance Officer any transaction in securities of the Company by them, their spouses, partners or any immediate family members no later than the last day of the month in which the transaction occurs, including transactions effected pursuant to a Pre-Approved Rule 10b5-1 Plan. Each report an Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. The requirement may be satisfied by sending or having a broker send duplication confirmation of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date.

H.	WAIVERS

The Company reserves the right to amend or modify the procedures set forth herein at any time. Waiver of any provision of this Insider Trading Policy in a specific instance may be authorized in writing by the Compliance Officer (or his designee). All waivers shall be reported to the Board of Directors.

VI.	POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS
A.	CIVIL AND CRIMINAL PENALTIES

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to forfeit the profit made or the loss avoided by the trading, pay the loss suffered by the persons who purchased securities from or  sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million, and serve a jail term of up to 20 years. Tippers can be subject to the same penalties and sanctions as the tippees regardless of whether the tipper profited from the transaction. Additionally, the Company and/or the supervisors of the person violating the rules may also be required to pay civil penalties of up to the greater of $2 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25 million and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.

B.	COMPANY DISCIPLINE

Violation of this Insider Trading Policy or federal or state insider trading or tipping laws by any director, officer or employee may subject a director to dismissal proceedings and an officer or employee to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own

PROCEDURES AND GUIDELINES GOVERNING SECURITIES TRADES BY INSIDERS	Date Revised	March 2, 2026
	Revision #	15
	Department	Legal Department

discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

C.	REPORTING OF VIOLATIONS

Any director, officer or employee who violates this Insider Trading Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other directors, officers or employees, must report the violation or related concerns immediately to the Compliance  Officer or use the anonymous and confidential online complaint reporting form that can be found on the Company’s website (www.plugpower.com) or the following confidential reporting e-mail address: confidential_complaint@plugpower.com.

Upon learning of any such violation, the Compliance Officer, in consultation with the Company’s legal counsel, will determine whether the Company should release any material, non-public information, or whether the Company should report the violation to the Securities and Exchange Commission or other appropriate governmental authority.

VII.	INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this Insider Trading Policy to the Compliance Officer, Gerry Conway, at gconway@plugpower.com.

STOCK TRANSACTION REQUEST FORM

Pursuant to Plug Power Inc.’s Insider Trading Policy, I hereby notify Plug Power Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION
Insider’s Name:

INTENT TO PURCHASE
Number of shares:
Intended trade date:

Means of acquiring shares:	☐	Acquisition through employee benefit plan (please specify):

	☐	Purchase through a broker on the open market

	☐	Other (please specify):

INTENT TO SELL
Number of shares:
Intended trade date:

Means of selling shares:	☐	Sale through employee benefit plan (please specify):

	☐	Sale through a broker on the open market

	☐	Other (please specify):

SECTION 16		RULE 144 (Not applicable if transaction requested involves a purchase)

☐

I am not subject to Section 16.

☐

To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.

☐

None of the above.

☐

I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended).

☐

To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.

☐

The transaction requested is being made pursuant to an effective registration statement covering such transaction.

☐

None of the above.

CERTIFICATION

I hereby certify that I am not (1) in possession of any material, non-public information concerning the Company, as defined in the Company’s Statement of Company Policy on Insider Trading and Disclosure and (2) purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination.

Insider’s Signature	Date

AUTHORIZED APPROVAL

Signature of Compliance Officer (or designee)	Date

*NOTE: Multiple lots must be listed on separate forms or broken out herein.